Filed Pursuant to Rule 433

Registration No. 333-191021

Term Sheet

October 3, 2013

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A1 (stable outlook) Standard & Poor’s Ratings Services: A+ (stable outlook)

CUSIP/ISIN:	02665WAA9 / US02665WAA99

Trade Date:	October 3, 2013

Original Issue Date:

October 10, 2013

The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fifth Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or the next succeeding Business Day will be required by virtue of the fact that the Notes initially will settle in five Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Stated Maturity Date:	October 7, 2016

Principal Amount:	$750,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	LIBOR

Designated LIBOR Page:	Reuters Page LIBOR01

Index Maturity:	3 Month

Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on October 8, 2013 plus the Spread, accruing from October 10, 2013

Initial Interest Reset Date:	January 7, 2014

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Date:	The second London Banking Day preceding each Interest Reset Date.

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	Each January 7, April 7, July 7 and October 7, beginning on January 7, 2014, and on the Stated Maturity Date

Spread:	+0.50%

Designated LIBOR Currency:	U.S. dollars

Price to Public:	100.00%

Commission:	0.225%

Net Proceeds to Issuer:	99.775% / $748,312,500

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following; provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Record Dates:	15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent:	Deutsche Bank Trust Company Americas

Business Days:	New York and London

Governing Law:	New York

Minimum Denominations:	$2,000 and $1,000 increments thereafter

Joint Active Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc.

Passive Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

DTC Number:	573

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated September 25, 2013 and the related prospectus dated September 5, 2013; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

2